REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

To the Shareholders and Board of Directors of the Minnesota
Portfolio of the
AllianceBernstein Municipal Income Fund II:

In planning and performing our audit of the financial statements of the Minnesota Portfolio of the AllianceBernstein Municipal Income Fund II (the "Fund") as of and for the year ended September 30, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United
States), we considered the Fund's internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"). Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects a Fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of a Fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United
States).

Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated November 17, 2006, we reported that there were no deficiencies in the Fund's internal control over financial reporting and its operation, including controls for safeguarding securities that we considered to be a material weakness as defined above as of September 30, 2006.
However, subsequent to the filing of the Fund's Form N-SAR for its fiscal year ended September 30, 2006, we noted the following matter involving internal control over financial reporting and its operation that we consider to be a material weakness, as defined above. The Fund's controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not designed to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As a result of this material weakness, the Fund has restated its statement of operations for the year ended September 30, 2006 and expense ratios to average net assets in the financial highlights for the years ended September 30, 2006, September 30, 2005, September 30, 2004 and September
30, 2003 to appropriately account for such transfers of securities as secured borrowings and the related interest income and expense.

This report is intended solely for the information and use of management and the Board of Directors of the Minnesota
Portfolio of the AllianceBernstein Municipal Income Fund II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Ernst &
Young LLP

New York, New York
November 17, 2006
except for the fifth paragraph,
as to which the date is January 26, 2007